 EXHIBIT 16.1

SHERB & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS
805 Third Ave., New York, NY 10022
Voice: (212) 838-5100    Fax: (212) 838-2676

October 24, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 24, 2012 of Gilman Ciocia, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP, of the first paragraph, the second and third paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants